EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Braintech, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-126190, 333-64872, 333-92253, 333-149538 and 333-149536) on Form S-8 and the registration statement (No. 333-142277) on Form S-B2 of Braintech, Inc. of our report dated February 29, 2008, with respect to the consolidated balance sheets of Braintech, Inc. as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. Our report dated February 29, 2008, contains an explanatory paragraph that states that the Company has incurred recurring losses from operations which raise substantial doubt about its ability to continue as a going-concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ SmytheRatcliffe

Chartered Accountants

Vancouver, Canada

March 27, 2008